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                                                                    Exhibit 12.1


SEALY CORP
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

<CAPTI>

                                                                                                          Three Months  Three Months
                                                                                                             Ended         Ended
                                                11/29/98  11/28/1999  11/26/2000  12/02/2001  12/01/2002    3/3/2002      3/2/2003
                                                --------  ----------  ----------  ----------  ----------  ------------  ------------
Pre-tax income(loss) from operations            (22,554)    32,382      57,372      (7,333)      24,151      14,345        15,431

Fixed charges:
Interest expense and amortization
  of debt discount and financing costs           68,040     65,991      69,009      78,047       72,571      19,256        17,077
Rentals - 33%(b)                                  3,881      3,476       3,978       5,360        5,491         989         1,211
                                                 ------     ------      ------      ------      -------      ------        ------
Total Fixed charges                              71,921     69,467      72,987      83,407       78,062      20,245        18,288
                                                 ------     ------      ------      ------      -------      ------        ------
Earnings before income taxes and fixed charges   49,367    101,849     130,359      76,074      102,213      34,590        33,719
                                                 ======    =======     =======      ======      =======      ======        ======
Ratio of earnings to fixed charges                 --          1.5         1.8        --            1.3         1.7           1.8
                                                 ======    =======     =======      ======      =======      ======        ======


(a) For the years ended November 29, 1998 and December 2, 2001, earnings were insufficient to cover fixed charges by $22.6 million and $7.3 million, respectively.

(b) The percent of rent included in the calculation is a reasonable approximation of the interest factor in the Company's operating leases.